                                                                   EXHIBIT 10.19










                                LICENSE AGREEMENT

                                     BETWEEN

                                  SPECTRUMEDIX

                                    (COMPANY)

                                       AND

                 THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

                                     (PENN)



                                 MARCH 15, 1998

                                (EFFECTIVE DATE)



















* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                                LICENSE AGREEMENT

        This License Agreement ("AGREEMENT") is between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation, with offices located at 3700 Market Street, Suite 300, Philadelphia, Pennsylvania 19104-3147 ("PENN") and SpectruMedix, a corporation organized and existing under the laws of Delaware ("COMPANY"), having a place of business at 2124 Old Gatesburg Road, State College, PA 16803.

        This AGREEMENT is effective as of March 15, 1998 ("EFFECTIVE DATE").

BACKGROUND

        A. PENN owns certain intellectual property developed by Drs. James Baumgardner, Gordon Neufeld and Bryan Marshall of PENN's School of Medicine relating to mass spectroscopic means of measuring pulmonary function and,

        B. PENN owns applications for United States letters patent listed in Attachment 1 to this AGREEMENT and foreign counterparts relating to the intellectual property developed by Drs. James Baumgardner, Gordon Neufeld and Bryan Marshall as described above; and,

        C. COMPANY intends to fund further research by Drs. James Baumgardner, Gordon Neufeld and Bryan Marshall relating to a means of measuring pulmonary function under a sponsored research agreement ("SPONSORED RESEARCH AGREEMENT"; Attachment 2); and,

        D. COMPANY desires to obtain the exclusive right and license to use and exploit the intellectual property developed by Drs. James Baumgardner, Gordon Neufeld and Bryan Marshall described in Attachment 1 in accordance with the Development Plan ("DEVELOPMENT PLAN"; Attachment 3); and,

        E. PENN has determined that the exploitation of the intellectual property developed by Drs. James Baumgardner, Gordon Neufeld and Bryan Marshall is in the best interest of PENN and is consistent with its educational and research missions and goals.

        NOW, THEREFORE, in consideration of the promises and covenants contained in this AGREEMENT and intending to be legally bound, the parties agree as follows:

1.      DEFINITIONS

        1.1 CALENDAR QUARTER means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

        1.2 COMPANY means COMPANY and its AFFILIATES. AFFILIATE means, any legal entity directly or indirectly controlling, controlled by or under common control with COMPANY. For purposes of this AGREEMENT, "control" means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, or the right to receive more than fifty percent (50%) of the profits or earnings of a legal entity, or the right to control the policy decisions of a legal entity.

        1.3 DEVELOPMENT PLAN means a plan for the development and/or marketing of the PENN PATENT RIGHTS and PENN TECHNICAL INFORMATION that demonstrates COMPANY's capability to bring the PENN PATENT RIGHTS and PENN TECHNICAL INFORMATION to practical application and is more fully described in Attachment 3.


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

        1.4 FAIR MARKET VALUE means the cash consideration which COMPANY or its sublicensee would realize from an unaffiliated, unrelated buyer in an arm's length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

        1.5 FIELD OF USE means instruments to measure pulmonary function using PENN PATENT RIGHTS.

        1.6 NET SALES means the consideration or FAIR VALUE attributable to the SALE of any PENN LICENSED PRODUCT(S), less qualifying costs directly attributable to such SALE and actually identified on the invoice and borne by COMPANY or its sublicensee.

                1.6.1   Such qualifying costs shall be limited to the following:

                        1.6.1.1 Discounts in amounts customary in the trade for quantity purchases prompt payments and for wholesalers and distribution.

                        1.6.1.2 Credits or refunds, not exceeding the original invoice amount, for claims or returns.

                        1.6.1.3 Prepaid transportation expenses and transportation insurance premiums.

                        1.6.1.4 Sales and use taxes and other fees imposed by a governmental agency.

        1.7 PENN LICENSED PRODUCT(S) means products which are made, made for, used or sold by COMPANY and any sublicensees and which: (1) in the absence of this AGREEMENT would infringe at least one claim of PENN PATENT RIGHTS or (2) use a process or machine covered by a claim of PENN PATENT RIGHTS or (3) use, at least in part, PENN TECHNICAL INFORMATION.

        1.8 PENN PATENT RIGHTS means all patents issuing from those United States patent applications listed in Attachment 1, and their foreign counterparts and extensions, including continuation, divisional and reissue applications and continuation-in-part applications.

        1.9 PENN TECHNICAL INFORMATION means all the information contained in the patents and the patent applications listed in Attachment 1.

        1.10 SALE means any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer or other disposition of PENN LICENSED PRODUCT(S). A SALE of PENN LICENSED PRODUCT(S) shall be deemed completed at the time COMPANY or its sublicensee invoices, ships, or receives payment for such PENN LICENSED PRODUCT(S), whichever occurs first.

2.      LICENSE GRANT

        2.1 PENN grants to COMPANY for the term of this AGREEMENT an exclusive, world-wide right and license, with the right to grant sublicenses, to make, have made, use, import, sell and offer for sale PENN LICENSED PRODUCT(S) in the FIELD OF USE. No other rights or licenses arc granted. Intellectual property created under the SPONSORED RESEARCH AGREEMENT is governed by the SPONSORED RESEARCH AGREEMENT.

        2.2 This license grant is exclusive except that PENN may use and permit other nonprofit organizations to use the PENN PATENT RIGHTS and the PENN TECHNICAL INFORMATION for educational and research purposes.


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

        2.3 COMPANY acknowledges that pursuant to Public Laws 96-517, 97-256 and 99-620, codified at 35 U.S.C. 200-212, the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant or similar agreement with a Federal agency. Pursuant to these laws, the government may impose certain requirements regarding such intellectual property, including but not limited to the requirement that products resulting from such intellectual property sold in die United States must be substantially man in the United States. This license grant is expressly subject to all applicable United States government rights as provided in the above-mentioned laws and any regulations issued under those laws, as those laws or regulations may be amended from time to time.

        2.4 The right to sublicense granted to COMPANY under this AGREEMENT is subject to the following conditions:

                2.4.1 Subject to Paragraph 2.4.4, COMPANY shall require that any sublicensee is subject to the terms and conditions of the license granted to COMPANY under this AGREEMENT.

                2.4.2 Within thirty (30) days after COMPANY enters into any sublicense, COMPANY must send to PENN a complete copy of the sublicense written in the English language. PENN's of the sublicense shall not constitute an approval of the sublicense or a waiver of any of PENN's rights or COMPANY's obligations under this AGREEMENT.

                2.4.3 If COMPANY enters bankruptcy proceedings, voluntarily or involuntarily, all payments then or thereafter due to COMPANY from its sublicensees shall upon notice from PENN to any such sublicensee become owed directly to PENN for the account of COMPANY; provided however, that PENN shall remit to COMPANY the amount by which such payments exceed the amounts owed by COMPANY to PENN.

                2.4.4 To the extent that COMPANY remains liable for the obligations under Section 3.3 (Minimum Royalties), Paragraph 3.1.1 (License Initiation Fee), Section 3.2 (Diligence and Maintenance Fees), or Article 6 (Patent Maintenance and Reimbursement), any individual sublicensee shall not be required to assume the obligations due PENN under Section 3.3 (Minimum Royalties), Paragraph 3.1.1 (License Initiation Fee), Section 3.2 (Diligence and Maintenance Fees), or Article 6 (Patent Maintenance and Reimbursement), respectively.

                2.4.5 Even if COMPANY enters into sublicenses, COMPANY remains primarily liable to PENN for all of COMPANY'S duties and obligations contained in this AGREEMENT, and any act or omission of a sublicensee which would be a breach of this AGREEMENT if performed by COMPANY shall be deemed to be a breach by COMPANY of this AGREEMENT.

3.      FEES AND ROYALTIES AND DILIGENCE

        3.1     LICENSE INITIATION FEE AND ROYALTIES

                3.1.1 In partial consideration of the exclusive license granted to COMPANY, COMPANY must pay to PENN on the EFFECTIVE DATE of this AGREEMENT, a non-refundable license initiation fee of * * ( * ). In Paragraph 6.1, and subject to the conditions of Paragraph 6.1, COMPANY agrees to pay all past and future documented attorneys fees, expenses, official fees and other charges incident to the preparation, prosecution and maintenance of PENN PATENT RIGHTS.

                3.1.2 In further consideration of the exclusive license granted to COMPANY, COMPANY must pay to PENN a royalty of:

                        3.1.2.1 * * (*) of the first * (*) of NET SALES in any one year of PENN LICENSED PRODUCTS by COMPANY and any sublicensees; and


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                        3.1.2.2 * * (*) of the next * (*) of NET SALES in any one year of PENN LICENSED PRODUCTS by COMPANY and any sublicensees; and

                        3.1.2.3 * * (*) of all further NET SALES in any one year of PENN LICENSED PRODUCTS by COMPANY and any sublicensees.

                3.1.3 COMPANY shall pay to PENN a fraction of the difference between (i) any cash and non-cash consideration (valued at its FAIR MARKET VALUE as of the date of receipt by COMPANY from such sublicensees) received from a sublicensee (other than royalty payments on SALES which are subject to the payments described in Paragraph 3.1.2), and (ii) an amount paid by such sublicensee that is reasonably calculated to reimburse COMPANY for its expenditures under this AGREEMENT. Such fraction shall be determined using the following schedule:

                        3.1.3.1 * * (*) for any such sublicense whose effective date falls within the * * after the EFFECTIVE DATE;

                        3.1.3.2 * * (*) for any such sublicense whose effective date falls within the * * after the EFFECTIVE DATE;

                        3.1.3.3 * * (*) for any such sublicense whose effective date falls within the * * after the EFFECTIVE DATE;

                        3.1.3.4 * * (*) for any such sublicense whose Effective Date falls after * * from the EFFECTIVE DATE.

                3.1.4 NET SALES of any PENN LICENSED PRODUCT shall not be subject to more than one assessment of the scheduled royalty; such assessment shall be the highest applicable royalty.

        3.2     DILIGENCE AND MAINTENANCE FEES

                3.2.1 COMPANY must use diligent commercial efforts to develop for commercial use and to market PENN LICENSED PRODUCTS as soon as practical, consistent with the DEVELOP PLAN. COMPANY shall be entitled to exercise prudent and reasonable business judgement in meeting all of its diligence obligations hereunder.

                3.2.2 COMPANY must provide PENN on the EFFECTIVE DATE and on each anniversary thereafter, written progress reports, setting forth in such detail as PENN may reasonably request, the progress of the development, evaluation, testing and commercialization of each PENN LICENSED PRODUCT. COMPANY shall also notify PENN within thirty (30) days of the first commercial sale of each PENN LICENSED PRODUCT.

                3.2.3 COMPANY shall use diligent commercial efforts to initiate clinical studies suitable for submission to the FDA for device approval of a PENN LICENSED PRODUCT not later than * (*) months after completion of testing of the modified prototype as described in the DEVELOPMENT PLAN. Failure of the FDA to grant the required approvals for such clinical studies despite diligent commercial efforts by COMPANY shall not be a breach of this Paragraph
3.2.3 so long as COMPANY has filed the regulatory application to initiate clinical studies with the FDA within * (*) months of such completion of testing of the modified prototype. In any event, if COMPANY does not initiate such clinical studies after such * (*) months plus a period reasonably agreed between the parties as required to overcome such failure by FDA but not more than * months (the "Failure Date") then a non-refundable royalty payment of * * * (*) shall be due and payable by COMPANY to PENN as of the Failure Date and every * (*) months thereafter until the initiation of clinical studies or termination of this Agreement for any reason, which amounts shall be fully creditable against royalties due under section 3.1.2 but shall not be creditable against minimum royalties due under section 3.3. 1, such minimum royalties being separately creditable against royalties due under section 3.1.2. Provided that COMPANY uses diligent commercial efforts to initiate clinical studies suitable for submission to the FDA for device approval of a PENN LICENSED PRODUCT, the parties agree that this Paragraph 3.2.3 shall be the sole remedy for delay in initiating clinical studies


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                3.2.4 COMPANY shall use diligent commercial efforts to obtain approval from the FDA for a PENN LICENSED PRODUCT before * months after initiation of clinical studies or, if the FDA deems that such PENN LICENSED PRODUCT shall be regulated as a drug, before * months after initiation of clinical studies. Failure of FDA to approve a PENN LICENSED PRODUCT despite diligent commercial efforts by COMPANY shall not be a breach of this Paragraph 3.2.4, and PENN shall grant COMPANY the right and option to three one year extensions, the terms of which shall be negotiated in good faith. If COMPANY exercises such option, COMPANY shall so notify PENN in writing at least sixty
(60) days prior to the end of each of such initial period or extended period or periods. In no event shall the extension fee for any extension exceed * * * * (*) for each * * extension. If an extension period of more than * * is required for any extension, PENN and COMPANY will negotiate in good faith an appropriate adjustment in terms. If COMPANY does not obtain such FDA approval after such extensions then a non-refundable royalty payment of * * * (*) shall be due and payable by COMPANY to PENN at that time and every * (*) months thereafter until COMPANY obtains such FDA approval or termination of this Agreement for any reason, which amounts shall be fully creditable against royalties due under section 3.1.2 but shall not be creditable against minimum royalties due under section 3.3.1, such minimum royalties being separately creditable against royalties due under section 3.1.2. Provided that COMPANY uses diligent commercial efforts to obtain approval from the FDA for a PENN LICENSED PRODUCT, the parties agree that this Paragraph 3.2.4 shall be the sole remedy for delay in obtaining FDA approval.

                3.2.5 COMPANY must pay to PENN annual license maintenance fees of * * * (*) due and payable on each anniversary of the EFFECTIVE DATE until minimum royalties are due. If COMPANY sponsors research under the SPONSORED RESEARCH AGREEMENT during that year, up to * * * (*) of REIMBURSEMENT as defined in Section 4.1 of the SPONSORED RESEARCH AGREEMENT in any given year may be applied as a credit against these license maintenance fees due that year. If PENN terminates the SPONSORED RESEARCH AGREEMENT under Paragraph 9.2 of the SPONSORED RESEARCH AGREEMENT then this annual license maintenance fee shall be reduced to * * * (*).

                3.2.6 COMPANY must pay to PENN one year after the EFFECTIVE DATE * * * (*).

                3.2.7 COMPANY must pay to PENN two years after the EFFECTIVE DATE ** * (*).

                3.2.8 COMPANY must pay to PENN three years after the EFFECTIVE DATE * * * (*).

                3.2.9 COMPANY must pay to PENN upon the first SALE * * * (*) which amount shall be fully creditable against future royalties due under Paragraph 3.1.2. COMPANY must pay to PENN upon each of the next * SALES * * * (*) which amount shall be fully creditable against future royalties due under Paragraph 3.1.2.

        3.3     MINIMUM ROYALTIES

                3.3.1 COMPANY must pay to PENN a nonrefundable minimum royalty for each PENN LICENSED PRODUCT for the following periods in the corresponding amounts:

                *        *        *
                TABLE REDACTED
                *        *        *


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                3.3.2 A minimum royalty payment paid under Section 3.3.1 shall serve as an advance payment against royalties due under Section 3.1 during the period for which such minimum royalty payment was paid.

        3.4     REPORTS AND RECORDS

                3.4.1 COMPANY must deliver to PENN within forty-five (45) days after the end of each CALENDAR QUARTER a report, certified by the chief financial officer of COMPANY, setting forth the calculation of the royalties due to PENN for such CALENDAR QUARTER, including, without limitation:

                        3.4.1.1 Number of PENN LICENSED PRODUCTS involved in SALES.

                        3.4.1.2 Gross consideration for SALES of PENN LICENSED PRODUCTS, including all amounts invoiced, billed, or received.

                        3.4.1.3 Qualifying costs, as defined in Section 1.5, listed by category of cost.

                        3.4.1.4 NET SALES of PENN LICENSED PRODUCTS.

                        3.4.1.5 Royalties owed to PENN, listed by category, including without limitation earned, sublicensee-derived, and minimum royalty categories.

                        3.4.1.6 Earned royalty amounts credited against minimum royalty payments.

                3.4.2 COMPANY must pay the royalties due under Section 3.1.2 within forty-five (45) days following the last day of the CALENDAR QUARTER in which the royalties accrue. COMPANY must send with the royalties the report described in Section 3.4. 1.

                3.4.3 COMPANY must maintain and cause its sublicensees to maintain, complete and accurate books and records which enable the royalties payable under this AGREEMENT to be verified. The records for each CALENDAR QUARTER must be maintained for three years after the submission of each report under Article 3. Upon reasonable prior notice to COMPANY, COMPANY must provide PENN with access to all books and records relating to the SALES of PENN LICENSED PRODUCTS by COMPANY and its sublicensees to conduct a review or audit of those books and records. Access to COMPANY's books and records must be available at least once each CALENDAR YEAR, during normal business hours, and for each of three years after the expiration or termination of this AGREEMENT. If PENN determines that COMPANY has underpaid royalties by * * (*) or more, COMPANY must pay the costs and expenses of PENN and its accountants in connection with their review or audit.

        3.5     CURRENCY, PLACE OF PAYMENT, INTEREST

                3.5.1 All dollar amounts referred to in this AGREEMENT are expressed in United States dollars. All payments to PENN under this AGREEMENT must be made in United States dollars by check payable to "The Trustees of the University of Pennsylvania." If COMPANY receives revenues from SALES of PENN LICENSED PRODUCTS in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable CALENDAR QUARTER.

                3.5.2 Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month (or the maximum allowed by law, if less).


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

4.      CONFIDENTIALITY.

        4.1 CONFIDENTIAL INFORMATION means and includes all technical information, inventions. developments, discoveries, software, know-how. methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that PENN identifies in writing as confidential or proprietary at the time it is delivered or communicated to COMPANY.

        4.2 COMPANY agrees to maintain in confidence and not to disclose to any third party any CONFIDENTIAL INFORMATION of PENN COMPANY agrees to ensure that its employees have access to CONFIDENTIAL INFORMATION only on a need-to-know basis and are obligated in writing to abide by COMPANY's obligations under this AGREEMENT. The foregoing obligation shall not apply to:

                4.2.1 information that is known to COMPANY or independently developed by COMPANY prior to the time of disclosure, in each case, to the extent evidenced by written records;

                4.2.2 information disclosed to COMPANY by a third party that has a right to make such disclosure;

                4.2.3 information that becomes patented, published or otherwise part of the public domain as a result of acts by PENN or a third person obtaining such information as a matter of right; or

                4.2.4 information that is required to be disclosed by order of United States governmental authority or a court of competent jurisdiction; provided that COMPANY must use best efforts to obtain confidential treatment of such information by the agency or court

        4.3 PENN shall not be obligated to accept any confidential information from COMPANY except for the reports required in Sections 3.2.2 and
3.4. PENN shall use best efforts not to disclose those reports to any third party (subject to the exceptions of Section 4.2). PENN bears no institutional responsibility for maintaining the confidentiality of any other information of COMPANY. If COMPANY desires to furnish any confidential information to PRINCIPAL INVESTIGATOR as defined under the SPONSORED RESEARCH AGREEMENT or any PENN employee, COMPANY may request that such individual sign a confidentiality agreement acceptable to PENN, COMPANY and individual.

5.      TERM AND TERMINATION

        5.1 This AGREEMENT, unless sooner terminated as provided in this AGREEMENT, terminates upon the later of (a) expiration of the last to expire or become abandoned of the PENN PATENT RIGHTS; or (b) twenty (20) years after the EFFECTIVE DATE, whichever is later.

        5.2 COMPANY may, upon sixty (60) days written notice to PENN, terminate this AGREEMENT by doing all of the following:

                5.2.1 ceasing to make, have made, use, import sell and offer for sale all PENN LICENSED PRODUCTS; and

                5.2.2 terminating all sublicenses, and causing all sublicensees to cease making, having made, using, importing selling and offering for sale all PENN LICENSED PRODUCTS; and

                5.2.3 paying all monies owed to PENN that, prior to the date of termination , accrue under this AGREEMENT and the SPONSORED RESEARCH AGREEMENT.

        5.3     PENN may terminate this AGREEMENT if any of the following occur:


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                5.3.1 COMPANY is more than ninety (90) days late in paying to PENN royalties, expenses, or any other monies due under this AGREEMENT and COMPANY does not, within dm business days, pay PENN in full upon demand in writing; or

                5.3.2 COMPANY enters bankruptcy proceedings, voluntarily or involuntarily, or

                5.3.3 COMPANY breaches this AGREEMENT and does not cure the breach within ninety (90) days after written notice of the breach; or

                5.3.4   COMPANY has not met milestones specified in Section
3.2.3 or 3.2.4 subject to any extensions provided for therein.

        5.4 if COMPANY enters bankruptcy proceedings, voluntarily or involuntarily, all duties of PENN and all rights (but not duties) of COMPANY under this AGREEMENT immediately terminate without the necessity of any action being taken either by PENN or by COMPANY.

        5.5 Upon termination of this AGREEMENT, COMPANY must, at PENN's request, return to PENN all CONFIDENTIAL INFORMATION fixed in any tangible medium of expression as well as any data generated by COMPANY during the term of this AGREEMENT that relates to PENN TECHNICAL INFORMATION and will facilitate the development of the technology licensed under this AGREEMENT.

        5.6 COMPANY's obligation to pay all monies owed to PENN that, prior to the date of termination accrue under this AGREEMENT, shall survive termination of this AGREEMENT. In addition, the provisions of Articles 4 - Confidentiality, Article 5 - Term and Termination, Article 8 - Disclaimer of Warranties; Indemnification, Article 9 - Use of PENN's Name and Article 10 - Additional Provisions shall survive such termination.

6.      PATENT MAINTENANCE AND REIMBURSEMENT

        6.1 PENN controls the prosecution and maintenance of PENN PATENT RIGHTS. COMPANY shall reimburse PENN for all documented attorneys fees, expenses, official fees and other charges incident to the preparation, prosecution and maintenance of PENN PATENT RIGHTS, including all such fees, expenses and charges which PENN has incurred prior to the EFFECTIVE DATE, within thirty (30) days after COMPANY'S receipt of invoices for such fees, expenses and charges. However, in no event shall payment by COMPANY for such fees, expenses and charges which PENN has incurred prior to the EFFECTIVE DATE exceed * * * (*).

        6.2 At COMPANY's request, PENN shall transfer responsibility of prosecution and maintenance of PENN PATENT RIGHTS to a patent law firm mutually agreeable to PENN and COMPANY. PENN and COMPANY hereby agree that the patent counsel of * * * is a mutually agreeable law firm for such prosecution and maintenance.

        6.3 Patent counsel mutually agreeable to PENN and COMPANY shall take instructions only from PENN unless otherwise expressly authorized in writing by PENN. PENN shall promptly provide COMPANY with copies of all relevant prosecution documentation so that COMPANY may be currently and promptly informed and apprised of the continuing prosecution. COMPANY may comment upon such documentation, provided that if COMPANY has not commented upon such documentation prior to the initial deadline for filing a response with relevant government patent office, PENN shall be free to respond appropriately without consideration of COMPANY's comments. COMPANY agrees to keep this documentation confidential in accordance with the provisions of Article 4 (Confidentiality).


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

        6.4 PENN shall use all reasonable efforts to prepare or amend any U.S. or foreign patent application to include claims reasonably requested by COMPANY to protect PENN LICENSED PRODUCT(S) contemplated to be sold or procedures to be practiced under this AGREEMENT.

7.      INFRINGEMENT AND LITIGATION

        7.1 PENN and COMPANY arc responsible for notifying each other promptly of any infringement of PENN PATENT RIGHTS which may come to their attention PENN and COMPANY shall consult one another in a timely manner concerning any appropriate response to the infringement.

        7.2 COMPANY may prosecute such infringement at its own expense. COMPANY must not settle or compromise any such suit in a manner that imposes any obligations or restrictions on PENN or grants any rights to the PENN TECHNICAL INFORMATION or the PENN PATENT RIGHTS, without PENN's prior written permission. Financial recoveries from any such litigation will first be applied to reimburse COMPANY for its litigation expenditures with additional recoveries being paid to COMPANY, subject to a royalty due PENN based on the provisions of Article 3.

        7.3 COMPANY's rights under Section 7.2 are subject to the continuing right of PENN to intervene at PENN's own expense and join COMPANY in any claim or suit for infringement of the PENN PATENT RIGHTS. Any consideration received by COMPANY in settlement of any claim or suit shall be shared between PENN and COMPANY in proportion with their share of the litigation expenses in such infringement action.

        7.4 If COMPANY fails to prosecute any infringement, PENN may prosecute such infringement at its own expense. In such event, financial recoveries will be entirely retained by PENN.

        7.5 In any action to enforce any of the PENN PATENT RIGHTS, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

8.      DISCLAIMER OF WARRANTIES; INDEMNIFICATION

        8.1 THE PENN PATENT RIGHTS, PENN TECHNICAL INFORMATION, PENN LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN "AS IS" BASIS AND PENN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, PENN MAKES NO REPRESENTATIONS OR WARRANTIES (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (iii) THAT THE USE OF THE PENN PATENT RIGHTS, PENN TECHNICAL INFORMATION, PENN LICENSED PRODUCTS AND ALL TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY RIGHTS OF OTHERS. PENN SHALL NOT BE LIABLE TO COMPANY, COMPANY'S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM COMPANY'S USE OF THE PENN PATENT RIGHTS, PENN TECHNICAL INFORMATION, PENN LICENSED PRODUCTS AND ALL TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF PENN LICENSED PRODUCTS; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

        8.2 COMPANY must defend, indemnify and hold harmless PENN, its trustees, officers, agents and employees (individually, an "Indemnified Party", and collectively, the "Indemnified Parties"), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

attorney's fees) (individually, a "Liability", and collectively, the "Liabilities") that results from or arises out of: (a) the development, use, manufacture, promotion, sale or other disposition of any PENN TECHNICAL INFORMATION, PENN PATENT RIGHTS, or PENN LICENSED PRODUCTS by COMPANY, its assignees, sublicensees, vendors or other third parties, (b) any breach by COMPANY of this AGREEMENT; and (c) the enforcement by an Indemnified Party of this Section. Without limiting the foregoing, COMPANY must defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

                8.2.1 any product liability or other claim of any kind related to the use by a third party of a PENN LICENSED PRODUCT that was manufactured, sold or otherwise disposed by COMPANY, its assignees, sublicensees, vendors or other third parties;

                8.2.2 a claim by a third party that the PENN TECHNICAL INFORMATION or PENN PATENT RIGHTS or the design, composition, manufacture, use, sale or other disposition of any PENN LICENSED PRODUCT infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party; and

                8.2.3 clinical trials or studies conducted by or on behalf of COMPANY relating to the PENN TECHNICAL INFORMATION, PENN PATENT RIGHTS or PENN LICENSED PRODUCTS, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study.

        8.3 COMPANY is not permitted to settle or compromise any claim or action giving rise to Liabilities in a manner that imposes any restrictions or obligations on PENN or grants any rights to the PENN TECHNICAL INFORMATION, PENN PATENT RIGHTS or PENN LICENSED PRODUCTS without PENN's prior written consent If COMPANY fails or declines to assume the defense of any such claim or action within thirty (30) clays after notice thereof, PENN may assume the defense of such claim or action for the account and at the risk of COMPANY, and any Liabilities related thereto shall be conclusively deemed a liability of COMPANY. The indemnification rights of PENN or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

        8.4     INSURANCE

                8.4.1 COMPANY must procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate as personal injury, bodily injury and property damage arising out of COMPANY's performance of this AGREEMENT.

                8.4.2 COMPANY must, upon commencement of clinical trials involving PENN LICENSED PRODUCTS, procure and maintain a policy or policies of product liability insurance in a minimum amount of * * combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of COMPANY's performance of this AGREEMENT.

                8.4.3   The policy or policies of insurance described in this
Section 8.4 must be issued by an insurance carrier with an A.M. Best rating of "A" or better and must name PENN as an additional insured with respect to COMPANY's performance of this AGREEMENT. COMPANY must provide PENN with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates must provide that COMPANY's insurance carrier(s) notify PENN in writing at least 30 days prior to cancellation or material change in coverage.

                8.4.4 PENN may periodically review the adequacy of the minimum limits of liability insurance specified in this Section and PENN reserves the right to require COMPANY to adjust the liability insurance coverages. The specified minimum insurance amounts do not constitute a limitation on COMPANY's obligation to indemnify PENN under this AGREEMENT.


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

9.      USE OF PENN'S NAME

         COMPANY and its employees and agents must not use and COMPANY must not permit its sublicensees to use PENN's name or any adaptation thereof, or any PENN seal, logotype, trademark or service mark, or the name, mark, or logotype of any PENN representative or organization in any way without the prior written consent of PENN.

10.     ADDITIONAL PROVISIONS

        10.1 Nothing in this AGREEMENT shall be deemed to establish a relationship of principal and agent between PENN and COMPANY, nor any of their agents or employees for any purpose whatsoever, nor shall this AGREEMENT be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

        10.2 COMPANY is not permitted to assign this AGREEMENT or any part of it, either directly or by merger or other operation of law, without the prior written consent of PENN. Any prohibited assignment of this AGREEMENT or the rights hereunder shall be null and void. No assignment relieves COMPANY of responsibility for the performance of any accrued obligations which it has prior to such assignment

        10.3 A waiver by either party of a breach of any provision of this AGREEMENT will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this AGREEMENT.

        10.4 Notices, payments, statements, reports and other commununications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the date sent if sent by public courier (e.g. Federal Express) or by Express Mail, receipt requested, and addressed as follows:

        If for PENN: with a copy to:

              University of Pennsylvania            Office of General Counsel
              Center for Technology Transfer        University of Pennsylvania
              3700 Market Street, Suite 300         221 College Hall
              Philadelphia, PA 19104-3147           Philadelphia, PA 19104-6303
              Attention: Managing Director          Attention: General Counsel
        If for COMPANY:

              SpectruMedix Corporation              J. Stephan Dolezalek
              2124 Old Gatesburg Road               Brobeck, Phleger & Harrison LLP
              State College, PA  16803              2200 Geng Road
              Attention:  Joseph Adlerstein Ph.D.   Two Embarcadero Place
                          Bernard Sonnenschein      Palo Alto, CA  94303


Either party may change its official address upon written notice to the other party.

        10.5 This AGREEMENT shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions. In the event that a party to this AGREEMENT perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

the courts located in the Eastern District of the Commonwealth of Pennsylvania with respect to any and all disputes concerning the subject of this AGREEMENT.

        10.6 PENN and COMPANY shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or because he or she is a disabled veteran or a veteran of the Vietnam Era.

        10.7 COMPANY must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this AGREEMENT. Without limiting the foregoing, it is understood that this AGREEMENT may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototype and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties' obligations are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by COMPANY that COMPANY shall not export data or commodities to certain foreign countries without prior approval of such agency. PENN neither represents that a license is not required nor that, if required, it will issue.

        10.8 If any provision of this AGREEMENT is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this AGREEMENT shall otherwise remain in full force and effect and enforceable.

        10.9 This AGREEMENT and the SPONSORED RESEARCH AGREEMENT (Attachment 2 hereto) are being entered into simultaneously and each is related to the other in setting forth the entire agreement of the parties. Any modification of this AGREEMENT must be in writing and signed by an authorized representative of each party.

        IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this AGREEMENT to be executed by their duly authorized representatives.



THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA              SPECTRUMEDIX




By  /s/  Louis P. Berneman                By /s/  Joseph K. Adlerstein
    -------------------------------------    -----------------------------------
    Name:  Louis P. Berneman                 Name:  Joseph K. Adlerstein
    Title: Managing Director                 Title:  Chief Executive Officer
           Center for Technology Transfer

    Date:                                    Date:  March 18, 1998
         --------------------------------          -----------------------------


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

        ATTACHMENT 1 PATENTS AND PATENT APPLICATIONS



                  *        *        *
                  ATTACHMENT REDACTED
                  *        *        *




* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

ATTACHMENT 2 SPONSORED RESEARCH AGREEMENT



                  *        *        *
                  ATTACHMENT REDACTED
                  *        *        *




* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

        ATTACHMENT 3 DEVELOPMENT PLAN



                  *        *        *
                  ATTACHMENT REDACTED
                  *        *        *




* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.